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                                                                     EXHIBIT 5.1

                   [Letterhead of Fulbright & Jaworski L.L.P.]








January 31, 2001






TEPPCO Partners, L.P.

2929 Allen Parkway

P.O. Box 2521

Houston, Texas  77252-2521





Dear Sirs:

              We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 2,300,000 units representing limited partner interests in the Partnership (the "Units"). We refer to registration statement on Form S-3 (Registration No. 333-37112) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on May 16, 2000, as amended by Amendment No. 1 filed on October 6, 2000, and as supplemented by the Prospectus Supplement dated January 31, 2001 (as so amended and supplemented, the "Registration Statement").

              As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the

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TEPPCO Partners, L.P.
January 31, 2001
Page 2

Company. Without limiting the foregoing, we have examined the Underwriting Agreement, dated January 31, 2001, between the Partnership and Goldman, Sachs & Co., as the Underwriter (the "Underwriting Agreement").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable (except as nonassessability may be affected by the matters set forth in the Registration Statement under the caption "Risk Factors-Unitholders may not have limited liability in some circumstances".

         The opinions expressed herein are limited exclusively to the laws of the State of Texas, the Revised Uniform Limited Partnership Act of the State of Delaware and the federal statutory laws and regulations of the United States of America.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under "Legal" in the Prospectus included in the Registration Statement and under "Validity of Units" in the Prospectus Supplement dated January 31, 2001. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                Very truly yours,





                                /s/ Fulbright & Jaworski L.L.P.